Exhibit 99.1

BEST ENERGY SERVICES NAMES JIM CARROLL
AS NEW CHIEF FINANCIAL OFFICER

HOUSTON, TX – (PR NEWSWIRE) – March 11, 2008 – Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today announced that industry veteran Jim Carroll, a member of the Company’s Board of Directors, has been appointed as Executive Vice President and Chief Financial Officer.

“There is no question that Jim is the ideal choice for managing the financial affairs of our Company,” stated Larry Hargrave, Chairman and CEO of Best Energy Services.  “His proven expertise in providing executive leadership to both public and private companies, particularly those in the oil and gas sector, blends 30 years experience in senior management, finance and accounting, mergers and acquisitions, strategic planning and capital formation.  We are very pleased to welcome him to our management team and expect that he will play a vital role in our Company’s ongoing success.”

After beginning his career in 1977 in the management consulting division of Ernst & Young, Carroll joined the Houston-based Hugh Roy Cullen family organization in 1980.  The Cullen family has thrived in Texas for more than 80 years, primarily developing and producing oil and gas interests, and acquiring and developing real estate property. For his last seven years with the Cullen’s, he served as the chief financial officer of Quintana Petroleum Corporation, the family’s primary operating company which operated approximately 1,400 wells.

In 1995, he became President and CEO of Bright Hawk Resources, Inc., an oil and gas company he founded (and is still active) that subsequently purchased working and royalty interests in over 400 domestic wells and assembled a 650,000 acre frontier exploration block in Central America.  In order to broaden his professional expertise, Carroll became the CFO of a start-up Internet/Media company in 2000.  After successfully leading this company through its first year of SEC reporting as a publicly traded company, during which it completed ten acquisitions, he co-founded Goldbridge Capital, LLC, a Houston-based investment banking and business advisory firm.  Carroll graduated summa cum laude from Rice University where he earned a Bachelors degree in both Economics and Management and a Masters degree in Accounting.  He also served as an Adjunct Assistant Professor for five years in the graduate business school at Rice in the early 1990’s.  He is a Certified Public Accountant and a Certified Management Accountant.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll, Chief Financial Officer
713-933-2600 or via email at jcarroll@bestenergyservicesinc.com
or
Elite Financial Communications Group
Dodi B. Handy, President and CEO, or Daniel Conway, Chief Strategy Officer
407-585-1080 or via email at beys@efcg.net